Exhibit 99.1

NEWS

For Release January 20, 2005 at 7:48 a.m. ET:

WJ Communications to Acquire Telenexus, Inc.

 Acquisition to Expand WJ Communications’ Industry-Leading RFID Product Portfolio and Adds Significant Baseband Processing Capability

SAN JOSE, Calif.—(BUSINESS WIRE)—Jan. 20, 2005— WJ Communications, Inc. (Nasdaq:WJCI - News), a leading designer and supplier of high-performance RF semiconductors and Radio Frequency Identification (RFID) Reader products, today announced a definitive agreement to acquire privately held Telenexus, Inc. of Richardson, TX. Telenexus is a RFID company that develops high quality, innovative RFID products for a broad range of industries and markets. Under the terms of the agreement, WJ Communications will pay approximately $10 million in cash and stock in exchange for all Telenexus stock. Additionally, if the Telenexus operations achieve certain revenue over an 18-month period, Telenexus shareholders will receive further consideration of up to $5 million in a combination of stock and cash. The merger with Telenexus is subject to customary closing conditions and is expected to close in approximately fifteen days.

Telenexus uses its Radio Frequency (RF) and Digital Signal Processing (DSP) intellectual property and design expertise to provide modules and complete integrated reader solutions for RFID applications. Telenexus has been actively involved in designing EPC compliant readers and is a member of EPCglobal, Inc. Telenexus’ customers include Texas Instruments, LG Industrial Systems, EDS and NASA among others.

“Upon completion of this transaction, Telenexus’ products will expand the breadth of WJ’s RFID product offerings and its technology will enhance the development of future generations of RFID products,” said Dr. Mike Farese, Ph.D, Chief Executive Officer and President of WJ Communications. “Telenexus brings to WJ a team of industry experts with over ten years of RFID experience. As part of the acquisition, we expect that WJ’s RFID capabilities will be augmented by Telenexus’ portal and portable RFID reader technology and expertise, including baseband processing, antenna design, firmware, and software expertise. Telenexus’ capabilities, when combined with WJ’s semiconductor leadership and RF engineering expertise, are expected to further enhance our ability to continue to shrink the size and cost of RFID readers. We also believe that the DSP capability acquired via this merger, in addition to its direct application in RFID, might have potential application in WJ’s future cellular and general transceiver designs.”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408-577-6200.

About EPC Global

EPCglobal Inc. is a joint venture between EAN International and the Uniform Code Council (UCC). EPCglobal is leading the development of industry-driven standards for the Electronic Product Code(TM) (EPC) to support the use of Radio Frequency Identification (RFID) in today’s fast-moving, information-rich trading networks. The EPCglobal US Conference event is designed to be the source for understanding RFID technology and opportunities and related EPCglobal standards. For more information visit http://www.epcglobalinc.org.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for the proposed acquisition, future operations, and statements as to the Company’s expectation regarding the proposed acquisition, future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions, the closing of the proposed acquisition, the integration and future performance of the business to be acquired, the performance and success of the acquired product lines, future performance of the RFIC business including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications	Investor Relations Contacts:
Ephraim Kwok	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6219	415-217-7722
ephraim.kwok@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com